                                                                    EXHIBIT 11.0

                          CONCORD COMMUNICATIONS, INC.
   Computation of Pro Forma Net Income (Loss) Per Common Share (unaudited) (1)
                          FORM 10-Q, September 30, 1997
                  (dollars in thousands, except per share data)

                                                                     Three Months Ended                   Nine Months Ended
                                                                September 30, September 28,          September 30, September 28,
                                                               ------------------------------      ------------------------------
                                                                   1997              1996             1997              1996
                                                               -----------        ----------       ----------         -----------

Net Income (Loss)                                              $       202        $     (881)      $     (764)        $    (3,676)
                                                               -----------        ----------       ----------         -----------

Shares used in computing Pro forma Net Income (Loss)
Per Common and Common Equivalent Shares outstanding
(unaudited):
   Weighted average common stock outstanding
    during the period                                              824,394           791,886          806,942            791,427
   Dilutive effect of common stock issued subsequent to
   June 30, 1997 (2)                                               263,290           263,290          263,290            263,290
   Dilutive effect of common  equivalent shares issued
subsequent to June 30, 1997 (2)                                    635,415           635,415          635,415            635,415
   Pro forma conversion of redeemable convertible preferred
   stock to common stock (unaudited)                             8,108,258         8,108,258        8,108,258          8,108,258
   Weighted average common equivalent shares outstanding
   during the period                                             1,062,322                 -                -                  -
                                                               -----------        ----------       ----------         ----------
                                                                10,893,679         9,798,849        9,813,905          9,798,390
                                                               ===========        ==========       ==========         ==========



Pro forma Net Income (Loss) Per  Common Share                  $      0.02        $    (0.09)      $    (0.08)        $    (0.38)
                                                               ===========        ==========       ==========         ==========




         (1) Historical net income (loss) per common share has not been separately presented, as the amounts would not be meaningful.

         (2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock, preferred stock, stock options and warrants issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented until the effective date of the Company's initial public offering. The dilutive effect of the common and common stock equivalents was computed in accordance with the treasury stock method.





         22
         --